FIAT GROUP REPORTS FIRST QUARTER REVENUES UP 12% AT €22.1 BILLION AND TRADING PROFIT AT €0.6 BILLION, UP 6% ON A CONSTANT CURRENCY BASIS.

NET INDUSTRIAL DEBT CLOSED AT €10 BILLION, REFLECTING THE ACQUISITION OF THE MINORITY STAKE IN CHRYSLER. LIQUIDITY AT NEARLY €21 BILLION.

•	Worldwide shipments were up 9% over the prior year to 1.1 million units, driven by growth in NAFTA, APAC and EMEA which more than offset an 11% contraction in LATAM reflecting the phase-out of government incentives in Brazil.

•	Revenues of €22.1 billion were up 12% in nominal terms, but 17% at constant exchange rates, with increases for NAFTA, APAC and Luxury Brands partially offset by the reduction in LATAM. EMEA was in line with the prior year. Luxury Brands nearly doubled revenues, with Maserati posting a four-fold increase over Q1 2013.

•	Trading profit was €622 million, down 1% from €631 million in Q1 2013, but up 6% on a currency adjusted basis. Luxury Brands nearly doubled trading profit to €139 million, with Maserati reporting a profit of €59 million (compared to break-even in Q1 2013). EMEA reduced losses by €40 million to €110 million, mainly driven by higher volumes, improved product mix and industrial efficiencies. APAC posted a 39% year-over-year increase to €146 million. These gains were offset by lower operating performance in LATAM and, to a lesser extent, in NAFTA. LATAM decreased by €142 million to €44 million, reflecting input cost inflation, lower volumes, poor business conditions in Venezuela and negative currency translation impacts. For NAFTA, trading profit was down 4% to €380 million, but in line with the prior year excluding exchange rate impacts.

•	The quarter closed with a net loss of €319 million (net profit of €31 million for Q1 2013). Excluding unusual items, mainly related to the expense recognized in connection with the execution of the UAW Memorandum of Understanding entered into by Chrysler on January 21st (€315 million net of tax) and the effect of the devaluation of the Venezuelan Bolivar (as a result of the use of the ‘SICAD I’ exchange rate based on periodic auctions), there was a net profit of €71 million, in line with prior year (€78 million ex-unusuals).

•	Net industrial debt at March 31st closed at €10 billion, increasing €0.3 billion from year-end 2013 (adjusted for the retrospective application of IFRS 11) excluding the effects of the acquisition of the remaining 41.5 % VEBA ownership interests in Chrysler (€2.7 billion).

•	Total available liquidity was €20.8 billion (inclusive of €3.0 billion in undrawn committed credit facilities) compared with €22.7 billion at year-end 2013, reflecting the change in net debt, principally as a result of the acquisition of the remaining Chrysler equity, and new bond issuances of €1 billion during the quarter. Chrysler’s refinancing of the VEBA note in February 2014 was cash neutral.

•	Full-year guidance is confirmed.

FIAT GROUP - Highlights
	1st Quarter
(€ million)	2014	2013 (*)		Change
Total shipments (000s)	1,113	1,020		93
Net revenues	22,125	19,707		2,418
Trading profit	622	631		-9
EBIT	47	607		-560
EBITDA (1)	1,215	1,673		-458
EBITDA ex-unusuals	1,823	1,720		103
Profit /(loss) before taxes	(446)	164		-610
Net profit/(loss)	(319)	31		-350
Net profit ex-unusuals	71	78		-7
EPS (€)	(0.275)	(0.068)		—
EPS ex-unusuals (€)	0.045	(0.049)		—
Net industrial debt	9,996	7,014	(2)	2,982
Total available liquidity	20,785	22,745	(2)	-1,960

(*)	Adjusted for the retrospective application of IFRS 11: Revenues -€50 million, Trading Profit +€13 million, EBIT +€4 million, Profit before Taxes +€4 million, Net profit unchanged. Shipments for Q1 2013 adjusted to include Luxury Brands.
(1)	EBIT plus Depreciation and Amortization.
(2)	At December 31, 2013, adjusted for the retrospective application of IFRS 11: Net Industrial Debt +€365 million, Total available liquidity +€16 million.

Revenues for Q1 2014 were €22.1 billion, an increase of €2.4 billion, or 12% (+17% at constant exchange rates or CER), from €19.7 billion for Q1 2013. The year-over-year improvement was primarily attributable to increases of €1.7 billion in NAFTA (+17% or 22% CER) and €0.5 billion in APAC (+52% or 60% CER), both largely driven by higher shipment volumes. In addition, Luxury Brands revenues were up €0.5 billion (+76%), driven by a six-fold increase in shipments for Maserati as a result of the success of the new models launched in 2013. These increases were partly offset by a €0.5 billion reduction for LATAM (-20%), largely attributable to the unfavorable currency translation effect related to the weakening of the Brazilian Real against the Euro (the reduction was -5% CER), and an 11% decrease in vehicle shipments. EMEA revenues were in line with Q1 2013. Components revenues were up €145 million (+7% or +14% CER), driven by Magneti Marelli and Comau.

Trading profit totaled €622 million for the quarter, down 1% over Q1 2013, but 6% better at constant exchange rates. For NAFTA, trading profit was down 4% to €380 million (€397 million for Q1 2013). Net of exchange rate impacts, increased volumes were offset by higher depreciation and amortization, R&D expenses and costs associated with recent recall campaigns. LATAM decreased by €142 million to €44 million, reflecting input cost inflation, lower volumes, poor business conditions in Venezuela and negative currency translation impacts. APAC posted a trading profit of €146 million, an improvement of €41 million over the prior year, with the impact of volume increases more than offsetting higher industrial and SG&A costs to support the expansion in the region. In EMEA, losses were reduced by €40 million over the prior year to €110 million, as a result of higher volumes (+6%), better product mix and industrial efficiencies. For Luxury Brands, trading profit nearly doubled to €139 million, with Ferrari stable at €80 million and Maserati improving to a €59 million profit, driven by strong volumes, compared with a €4 million loss in Q1 2013. For Components, Q1 trading profit was up €8 million over Q1 2013 to €41 million.

EBIT totaled €47million for the quarter compared with €607 million for Q1 2013. For mass-market brands by region, NAFTA reported negative EBIT of €117 million, as compared to a positive €400 million in Q1 2013; the €517 million decrease reflects lower trading profit and the €491 million expense recognized in connection with the execution of the UAW Memorandum of Understanding entered into by Chrysler on January 21st. LATAM posted a negative EBIT of €49 million (a positive €127 million in Q1 2013), as a result of lower trading profit performance and higher unusual charges mainly related to the devaluation of the Venezuelan Bolivar (as a result of using the ‘SICAD I’ exchange rate based on periodic auctions). APAC increased 39% to €135 million, largely reflecting higher trading profit. EMEA reduced losses by €35 million to €72 million, mainly due to the improvement in trading performance. Luxury Brands posted EBIT of €139 million (€76 million for Q1 2013), with the increase entirely attributable to the trading profit improvement. For Components, EBIT was €42 million compared with €35 million for Q1 2013.

Net financial expense totaled €493 million, an increase of €50 million over Q1 2013. Excluding the impact of the Fiat stock option-related equity swaps which expired in Q4 2013 (gain of €15 million in Q1 2013), there was a €35 million increase due to the higher average debt level and exchange rate effects.

In Q1 2014 there was a loss before taxes of €446 million, compared with a profit of €164 million for Q1 2013. The €610 million decrease reflected the €560 million reduction in EBIT and a €50 million increase in net financial charges.

Income taxes were a positive €127 million, as compared to €133 million charge in Q1 2013, mainly reflecting the change in the result before taxes.

In Q1 2014, there was a net loss of €319 million, compared with a net profit of €31 million in Q1 2013. There was a loss of €335 million attributable to owners of the parent (compared with a €83 million loss for Q1 2013). Excluding unusual items, there was a net profit of €71 million, a €7 million decrease over Q1 2013.

Net industrial debt at 31 March 2014 was €10 billion, up from €7 billion at year-end 2013 (adjusted for the retrospective application of IFRS 11 - €0.4 billion impact). There was an increase in net industrial debt of €0.3 billion for the quarter, net of the payment for the minority stake in Chrysler, compared with an increase of €0.5 billion in Q1 2013. Cash flow from operations almost fully covered capital expenditure for the period.

Total available liquidity was €20.8 billion (inclusive of €3.0 billion in undrawn committed credit facilities) compared with €22.7 billion at year-end 2013.

FIAT GROUP Net Debt and Available Liquidity

(€ million)	31.03.2014	31.12.2013 (*)
Cash Maturities (Principal)	(30,188)	(28,899)
Bank Debt	(10,766)	(8,932)
Capital Market Instruments (1)	(17,240)	(14,220)
Other Debt (2)	(2,182)	(5,747)
Asset-backed Financing (3)	(610)	(756)
Accruals and Other Adjustments (4)	(523)	(601)
Gross Debt	(31,321)	(30,256)
Cash & Marketable Securities	17,742	19,702
Derivative Assets/(Liabilities)	331	396

Net Debt	(13,248)	(10,158)

Industrial Activities	(9,996)	(7,014)

Financial Services	(3,252)	(3,144)

Undrawn committed credit lines	3,043	3,043

Total Available Liquidity	20,785	22,745

(*)	Adjusted for the retrospective application of IFRS 11: Net debt at year end increased by €365 million (fully attributable to Industrial Activities).
(1)	Includes bonds and other securities issued in the financial markets.
(2)	Includes HCT Notes, arrangements accounted for as a lease under IFRIC 4 – Determining whether and arrangement contains a lease, and other non-bank financing. (At year end 2013, also included VEBA Trust Note).
(3)	Advances on sale of receivables and securitizations on book.
(4)	At 31 March 2014 includes: adjustments for hedge accounting on financial payables negative for €238 million (-€78 million at 31 December 2013), current financial receivables from jointly-controlled financial services companies of €118 million (€27 million at 31 December 2013) and (accrued)/unearned net financial charges for an amount of -€403 million (-€550 million at 31 December 2013).

FIAT GROUP Revenues and EBIT by segment - 1st Quarter
Revenues				EBIT
2014	2013 (*)	Change	(€ million)	2014	2013 (*)	Change
11,732	10,012	1,720	NAFTA (mass-market brands)	(117)	400	-517
1,965	2,468	-503	LATAM (mass-market brands)	(49)	127	-176
1,497	982	515	APAC (mass-market brands)	135	97	38
4,341	4,327	14	EMEA (mass-market brands)	(72)	(107)	35
1,207	684	523	Luxury Brands (Ferrari, Maserati)	139	76	63
2,081	1,936	145	Components (Magneti Marelli, Teksid, Comau)	42	35	7
201	227	-26	Other	(13)	(27)	14
(899)	(929)	30	Eliminations and adjustments	(18)	6	-24

22,125	19,707	2,418	Total	47	607	-560

(*)	Adjusted for the retrospective application of IFRS 11. Revenues: Group -€50 million, APAC +€14 million, EMEA -€23 million, Eliminations and Adjustments -€41 million. EBIT: Group +€4 million, APAC -€1 million, EMEA +€4 million, Eliminations and adjustments +€1 million.

MASS-MARKET BRANDS

NAFTA

NAFTA 1st Quarter

(€ million)	2014	2013	Change
Net revenues	11,732	10,012	1,720
Trading profit	380	397	-17
EBIT	(117)	400	-517
Shipments (000s)	585	510	75

Vehicle shipments in NAFTA totaled 585,000 units for Q1 2014, representing a 15% increase versus Q1 2013. In the U.S., vehicle shipments were 493,000 (up 17%), in Canada 72,000 (up 4%) and 20,000 in Mexico and other.

Vehicle sales1 in the NAFTA region totaled 556,000 for the quarter, an increase of 9% over Q1 2013. Sales increased 11% in the U.S. to 476,000 and 5% in Canada to 61,000, outpacing the market in both countries. In the U.S., the Group posted its 48th consecutive month of year-over-year sales gains and, in Canada, the Group regained its market leadership.

The U.S. vehicle market closed Q1 2014 up 1.5% to 3.8 million vehicles. The Group’s overall market share was up 1.1 percentage points over the prior year to 12.5%. Jeep sales totaled 146,000 vehicles for the quarter, an increase of 44% year-over-year, primarily reflecting sales of the all-new Cherokee (36,000 vehicles – not available in Q1 2013) and a 23% increase in Grand Cherokee sales. The Ram Truck brand posted a sales increase of 27% to 101,000 vehicles, reflecting increases for both light-duty and heavy-duty pickups, up 24% and 26%, respectively. The Dodge brand posted vehicle sales of 145,000 during Q1 2014, down 9% from the prior year primarily reflecting lower sales of the Avenger for which production has ended. Chrysler brand sales totaled 73,000 vehicles during Q1 2014, also down 9%, reflecting reduced sales of the existing 200, for which production has ended as the plant prepared for the launch of the all-new 2015 Chrysler 200, which will be available for sale during Q2 2014.

The Canadian vehicle market increased 1% year-over-year to 365,000 vehicles. The Group’s total market share was up 0.7 percentage points year-over-year to 16.7%, mainly driven by increases of the Jeep Cherokee, Dodge Durango (up 103%), Dodge Charger (up 49%) and minivans (up 9%). The Group posted its highest first quarter sales since 2000.

Fiat brand U.S. and Canada sales, consisting of the Fiat 500, Fiat 500 Cabrio and 500L models, totaled 13,000 vehicles for the quarter, up 19% over the same period last year.

Revenues for the NAFTA region totaled €11.7 billion, up 17% (+22% CER) over the prior year, primarily due to higher shipment volumes.

Trading profit for Q1 2014 was down 4% over the prior year to €380 million. Net of exchange rate impacts trading profit was in line with prior year with increased volumes offset by higher depreciation and amortization, R&D expenses and costs associated with the recent recall campaigns. EBIT was a negative €117 million, in Q1 2013 there was a positive €400 million. The €517 million decrease reflects lower trading profit and the €491 million expense recognized in connection with the execution of the UAW Memorandum of Understanding entered into by Chrysler on January 21st.

During the quarter, the Group received various awards and recognitions. Edmunds.com named the 2014 Ram 1500 and 2500 “Top Rated Vehicles for 2014”, and included among its “2014 Most Popular on Edmunds.com” the Dodge Grand Caravan in the Minivan category, the Dodge Durango in the Large Traditional SUV category, and the Jeep Grand Cherokee in the Midsize Traditional SUV category. Autobytel.com named the Jeep Grand Cherokee “SUV of the Year” and the Ram 1500 “Pickup Truck of the Year”, and IHS Automotive presented the Chrysler Town & Country, Jeep Grand Cherokee, Jeep Wrangler, Dodge Challenger and Fiat 500 with “Polk Automotive Loyalty Awards”. Lastly, WardsAuto named the 2015 Chrysler 200 and 2014 Jeep Cherokee to Ward’s “10 Best Interiors List” for 2014.

[1]	For US and Canada, “Sales” represents sales to end customers as reported by the Chrysler dealer network.

4

LATAM

LATAM 1st Quarter
(€ million)	2014	2013	Change
Net revenues	1,965	2,468	-503
Trading profit	44	186	-142
EBIT	(49)	127	-176
Shipments (000s)	205	230	-25

In Q1 2014, shipments in the LATAM region decreased 11% to 205,000 vehicles. The result compares with exceptionally strong performance in Q1 2013, particularly in the A/B segments, benefiting from increased demand driven by government tax sales incentives in Brazil. In January 2014, the Brazilian government implemented the first step in the return to pre-incentive IPI tax rates with an increase of 1 to 2 percentage points. A potential further increase of 2 to 5 percentage points is expected for the second half of 2014.

In Brazil, the passenger car and LCV market was down 2% year-over-year to 776,000 units from an all-time record Q1 2013.

The Group maintained its leadership in the Brazilian market with an overall share of 22.7%, in line with Q1 2013 and 2.7 percentage points higher than Q4 2013, representing a 4.9 percentage points lead over the nearest competitor. Group products continued their strong performance, taking a combined 24.3% share of the A/B segment. In addition, there was a 16.7% year-over-year jump in sales for the Grand Siena. In the LCV segment, sales of the Strada and new Fiorino were up 41.7% and 63.6%, respectively, to close the first quarter of 2014 with segment shares of 61.2% and 64.5%.

The Group shipped 171,000 passenger cars and light commercial vehicles in Brazil, representing a 10% decrease over Q1 2013.

In Argentina, the market was down 12% over the prior year to 211,000 units, reflecting weaker economic conditions. Group sales totaled approximately 28,000 units with market share at 13.2%, up 1 percentage point over Q1 2013 and 2.7 percentage points over Q4 2013. In the A/B segment, share was 16.1%, with the Punto recording significant year-over-year growth of 40% versus Q1 2013.

Group shipments in Argentina totaled 25,000 vehicles, a decrease of 13% Year on Year.

For other LATAM countries, shipments totaled approximately 9,000 units, a decrease of 13% mainly attributable to the impact of the poor business environment in Venezuela.

During the quarter, Fiat brand launched special versions of the Idea and 2015 MY Grand Siena in Brazil and Chrysler launched the new Jeep Cherokee in Chile.

The LATAM region reported revenues of €2.0 billion, down 20% in nominal terms as a result of unfavorable currency translation effect related to the weakening of the Brazilian Real against the Euro (the reduction was -5% CER) and an 11% decrease in vehicle shipments.

Trading profit was €44 million versus €186 million for Q1 2013. The €142 million decrease reflects input cost inflation, lower volumes, the poor business conditions in Venezuela and negative currency translation impacts. EBIT was a negative €49 million as a result of lower trading profit performance and higher unusual charges mainly related to devaluation of the Venezuelan Bolivar, as a result of the use of the “SICAD I” exchange rate based on periodic auctions.

APAC

APAC 1st Quarter
(€ million)	2014	2013 (*)	Change
Net revenues	1,497	982	515
Trading profit	146	105	41
EBIT	135	97	38
Shipments (000s)	54	32	22

(*)	Adjusted for the retrospective application of IFRS 11: Revenues increased by €14 million, Trading profit increased by €5 million, EBIT decreased by €1 million.

Vehicle shipments in the APAC region (excluding JVs) totaled 54,000 units for Q1 2014, representing an increase of 69% from a year ago.

Regional demand2 rose year-over-year led by growth in China, Japan and South Korea, while the Indian and Australian markets registered modest contractions.

Compared with 12% growth for the industry, Group retail sales (including JVs) were up 54% over the prior year to a total of 59,000 units, with all markets outpacing industry growth. By brand, Jeep sales, which accounted for almost half of total Group sales in the region, were up 28% over the prior year. Fiat brand sales were up 94% versus the prior year, reflecting the sales growth for the Chinese-produced Fiat Viaggio and the Indian-produced Fiat Punto. Dodge sales were up 3 times over the prior year driven by the re-introduction of the Dodge Journey in China in February 2013.

Revenues for the region totaled €1,497 million, up 52% (CER +60%) over Q1 2013, driven by higher volumes.

Trading profit was €146 million, up 39% compared with €105 million for Q1 2013. The positive impact of volume growth more than offset higher industrial and SG&A costs to support the expansion in the region. EBIT was €135 million, up 39% compared with €97 million in Q1 2013, largely reflecting higher trading profit.

Jeep remains the best-selling brand across the region. The product line-up was further expanded with the successful launch of the Jeep Cherokee in China in January 2014.

Fiat Viaggio sales were up 55% over the prior year, making it the best-selling vehicle in the region. The Chinese-produced Fiat Ottimo was officially launched in March 2014, further expanding the Fiat brand product line-up in China.

India posted an almost three-fold sales increase via its newly established, wholly owned and growing distribution network. The New Delhi Auto Show in February saw the unveiling of the new Fiat Linea, subsequently launched in March, as well as the Fiat Avventura Concept car and the announcement of the introduction of the Abarth 500.

In other key markets, Group sales in Australia increased 25% over the prior year driven by the Jeep and Fiat brands, against a 2% market demand contraction. In Japan, group sales increased 52% over the prior year with market demand up 21% in advance of an increase in consumption tax in April 2014.

[2]	Represents aggregate for key markets where the Group competes (i.e., China, India, Australia, Japan, South Korea).

EMEA

EMEA 1st Quarter
(€ million)	2014	2013(*)	Change
Net revenues	4,341	4,327	14

Trading profit/(loss)	(110)	(150)	40

EBIT	(72)	(107)	35

Shipments (000s)	259	245	14

(*)	Adjusted for the retrospective application of IFRS 11: Revenues decreased by €23 million, Trading profit increased by €7 million, EBIT increased by €4 million.

Passenger car and LCV shipments in the EMEA region during the first quarter totaled 259,000 units, an increase of around 14,000 units (+6%) over Q1 2013.

Passenger car shipments were up 4% to 203,500 units and LCV shipments were 9% higher at 55,000 units.

In Europe (EU28+EFTA), the passenger car market registered its third consecutive quarter of growth, increasing 8% to 3.4 million vehicles.

By major market, there were double-digit increases in the UK (+14%) and Spain (+12%), with growth also in Germany (+6%) and France (+3%). Demand was also higher in Italy (+6%), but remained below the European average due to continued weakness in the domestic economy. For the rest of Europe, there was an overall increase of 9%.

Group brands accounted for a combined 6.0% share of the European market, a 0.4 percentage point decrease over Q1 2013, but higher than Q4 (+0.4 p.p.). Year on Year share was higher in both Spain (+0.5 p.p. to 4.3%) and the UK (+0.2 p.p. to 3.2%), the two fastest growing of the major European markets, and stable in France (3.6%). In Germany, Group share was down 0.3 percentage points to 2.6%, primarily reflecting reorganization in the dealer network.

In Italy, share was down 0.9 percentage points to 28.1%, reflecting the Group decision to limit exposure to the less profitable rental segment.

The Fiat 500 and Panda remained the two best-selling models in the European A segment, with shares of 14.9% and 13.2%, respectively. The Fiat 500L family also continued as leader in the Small MPV segment with 27,000 vehicles sold and a 22.1% share.

The European light commercial vehicle market (EU28+EFTA) registered a 9% year-over-year increase to 412,000 units. There was double-digit growth in demand in Italy (+17%), Spain (+39%) and the UK (+15%) and more moderate growth in Germany (+6%). France was substantially in line with the prior year level.

Fiat Professional’s European share3 was down 0.3 percentage points to 11.4% with performance varying by market. Excluding Italy, European market share was down 0.5 percentage points to 9.0% with a less favorable market mix attributable to the increased weight of Spain and UK markets. However in the UK the brand increased market share from 4.5% to 5.2%.

Group share of the Italian market was 44.3%, representing an increase of 0.8 percentage points over Q1 2013.

The Fiat Ducato was the top performer in its segment in Europe with more than 25,000 units sold, representing a 20% share (+3.0 p.p. over the nearest competitor).

EMEA closed the first quarter of 2014 with revenues of €4.3 billion, unchanged over Q1 2013.

For the first quarter of 2014, there was a trading loss of €110 million, an improvement of €40 million or 27% over the €150 million loss reported for Q1 2013, driven by higher volumes, better product mix and industrial efficiencies. EBIT was a negative €72 million compared to a negative €107 million in Q1 2013. The improvement was mainly due to the better trading performance.

[3]	Due to unavailability of market data for Italy since January 2012, the figures reported are an extrapolation and discrepancies with actual data could exist.

7

During the quarter, Jeep presented the new Renegade at the Geneva Motor Show. The model is the brand’s first ever Small SUV. Designed in the U.S., the vehicle is produced at the Group’s Melfi plant in Italy for distribution in more than 100 countries worldwide. Launch is planned in markets across Europe beginning in September 2014.

Also in Geneva, Fiat debuted the 2014 Model Year 500 and also unveiled the Panda Cross and Freemont Cross.

Fiat also presented the 2014 MY 500L, including the Beats Edition, to the international press. In addition, versions equipped with the new 120 hp 1.6L MultiJet II and the 120 hp 1.4L T-Jet (also available in a LPG/gasoline version) continued to perform well.

Fiat also received the “Ecobest 2013” award for its ‘Methane Program’ and the Alfa Romeo 4C was named “Most Beautiful Car of 2013” at the 29th International Automobile Festival of Paris.

LUXURY BRANDS

LUXURY BRANDS Ferrari, Maserati
(€ million)	Q1 2014	Q1 2013	Change
Ferrari
Shipments (000s) (*)	1.7	1.9	-0.2
Net revenues	620	551	69
Trading profit	80	80	—
EBIT	80	80	—
Maserati
Shipments (000s)	8,0	1.3	6.7
Net revenues	649	157	492
Trading profit/(loss)	59	(4)	63
EBIT	59	(4)	63
LUXURY BRANDS
Shipments (000s)	9.7	3.2	6.5
Net revenues (*)	1,207	684	523
Trading profit	139	76	63
EBIT	139	76	63

(*)	Non-type approved vehicles included.
(**)	Net of eliminations.

Ferrari

During the first quarter, Ferrari shipped 1,699 street cars to the network (including 28 units of the special edition LaFerrari), a 6% decrease from the prior year, reflecting the strategy announced during 2013 of restricting volumes to preserve the brand’s exclusivity.

Shipments of 12-cylinder models were up 37% over the prior year due to the success of the F12 Berlinetta and the FF. Shipments of 8-cylinder models were reduced by 19% pending the launch of the new California T during the second quarter but with a good performance of the new 458VS.

The U.S. remained Ferrari’s no. 1 market, accounting for 29% of worldwide volumes, with shipments of street cars up 8% over Q1 2013. In Japan, the brand posted double-digit growth as the local market continues to recover, compensating for declines elsewhere in the Asia Pacific region. Shipments in China remained in line with the prior year, while there were temporary decreases in Hong Kong, Taiwan and Australia. In the five major European markets, total shipments were down 10% versus Q1 2013, primarily reflecting implementation of the brand strategy referred to previously. In the Middle East, shipments were up 6% over the prior year.

Ferrari reported first quarter revenues of €620 million, representing a 13% year-over-year increase. Trading profit and EBIT were in line with the prior year at €80 million, as improved sales mix compensated for lower volumes.

Maserati

During the first quarter, Maserati shipped a total of 8,041 vehicles, compared with 1,304 in Q1 2013.

The year-over-year increase of 6,737 units reflected volume growth in all markets driven by the Quattroporte and Ghibli, which were both launched during 2013.

North America was the brand’s number one market with vehicle shipments increasing by 2,009 units over the prior year to a total of 2,595. China continued as the brand’s second largest market with 2,033 vehicles shipped (+1,877 units versus Q1 2013). Performance was also strong in Europe with shipments up 1,450 vehicles over Q1 2013 to 1,690. For the remaining markets, including the Middle East, Japan and Asia (excluding China), shipments increased by 1,401 vehicles to 1,723.

Revenues totaled €649 million for the quarter, compared with €157 million for Q1 2013.

Trading profit and EBIT totaled €59 million, compared with a loss of €4 million for Q1 2013. The year-over-year improvement reflects the increase in volumes.

At the Geneva Motor Show in March, the brand presented the Alfieri concept, named after the brand’s founder, a prototype coupé with a range of stylistic features to appear on future Maserati models. Maserati also showcased the Ermenegildo Zegna version of the Quattroporte, which will be produced in a limited run of 100 vehicles to commemorate the brand’s 100th anniversary.

9

COMPONENTS

COMPONENTS Magneti Marelli, Teksid, Comau
(€ million)	Q1 2014	Q1 2013	Change
Magneti Marelli
Net revenues	1,574	1,469	105
Trading profit	37	30	7
EBIT	37	32	5
Teksid
Net revenues	162	173	-11
Trading profit/(loss)	(5)	(6)	1
EBIT	(4)	(6)	2
Comau
Net revenues	361	307	54
Trading profit	9	9	—
EBIT	9	9	—
COMPONENTS
Net revenues (*)	2,081	1,936	145
Trading profit	41	33	8
EBIT	42	35	7

(*)	Net of eliminations.

Magneti Marelli

Magneti Marelli reported first quarter revenues of €1,574 million, representing a 7% year-over-year increase (CER +13%). NAFTA, China and Europe all contributed to the increase.

The Lighting business posted a 14% increase in revenues, with positive performance in most major markets (Europe, NAFTA and China) and a modest decline in Brazil. For the Electronic Systems business line, revenues were up 11% year-over-year driven primarily by sales of telematics boxes and navigation systems to non-captive customers. For the Powertrain business line, revenues were substantially in line with the prior year on a constant currency basis, with slight growth in China and India offset by a contraction in Europe. The remaining business lines reported revenue increases.

First quarter trading profit totaled €37 million, an increase of €7 million over Q1 2013 (€30 million) reflecting higher revenues, in addition to the benefits of cost containment actions and efficiencies achieved during the period.

EBIT was €37 million, an increase of €5 million, with higher trading profit and result from investments only partially offset by €6 million in unusual charges.

Teksid

Teksid posted first quarter 2014 revenues of €162 million, a decrease of 6% versus Q1 2013 (+6% on a constant scope of operations).

Volumes for the Cast Iron business unit were up 9%, with positive performance in Mexico more than compensating for a decrease in Brazil.

For the Aluminum business unit, volumes were up 24% over the prior year.

There was a trading loss of €5 million, compared with a loss of €6 million for the same period in 2013.

EBIT was a negative €4 million compared with a negative €6 million for Q1 2013.

Comau

Comau reported first quarter 2014 revenues of €361 million, an increase of 18% over the prior year attributable primarily to the Body Welding business.

Order intake for Systems totaled €241 million, a 25% decrease compared with Q1 2013 primarily attributable to the Body Welding business. At March 31, 2014, the value of the order backlog was €1 billion, a decrease of 2% from year-end 2013.

Trading profit and EBIT for Q1 2014 were both in line with Q1 2013 at €9 million.

10

Significant Events

•	On January 1, the Group announced an agreement with the VEBA Trust, under which the wholly-owned subsidiary Fiat North America LLC (FNA) would acquire the remaining approximately 41.5% ownership interest in Chrysler held by the VEBA Trust. The transaction closed on January 21, 2014. The consideration for the acquisition consisted of:

•	a special distribution paid by Chrysler to its members on January 21, 2014 of U.S.$1.9 billion (FNA’s portion of the special distribution was assigned to the VEBA Trust as part of the purchase consideration), and

•	a cash payment by FNA to the VEBA Trust of U.S.$1.75 billion.

The distribution from Chrysler was funded from Chrysler’s available cash on hand and the payment by FNA was funded from Fiat’s available cash on hand.

•	On January 21, Chrysler and the UAW entered into a Memorandum of Understanding, to supplement Chrysler’s existing collective bargaining agreement, in which the UAW made commitments to continue to support Chrysler’s industrial operations, continued roll-out of the WCM programs and actively assist in the achievement of Chrysler’s long-term business plan. In consideration of these commitments, Chrysler agreed to make payments to the VEBA Trust totaling U.S. $700 million to be paid in four equal annual installments. The initial payment of U.S. $175 million was made on January 21, 2014 and additional payments will be payable on each of the next three anniversaries of the initial payment.

•	On January 29, the Board of Directors of Fiat S.p.A. approved a corporate reorganization and the formation of Fiat Chrysler Automobiles N.V. (“FCA”) as a fully-integrated global automaker. In order to establish a true peer to the major global automotive groups, in both scale and capital market appeal, the Board decided to establish Fiat Chrysler Automobiles N.V., organized in the Netherlands, as the parent company of the Group. Under the proposal approved by the Fiat Board, Fiat shareholders will receive one FCA common share for each Fiat share held and the FCA common shares will be listed on the New York Stock Exchange (NYSE) with an additional listing on the Mercato Telematico Azionario (MTA) in Milan. It is expected that FCA will be resident for tax purposes in the United Kingdom, but this is not expected to affect the taxes payable by Group companies in the jurisdictions where their activities are carried out.

•	On February 7, Chrysler repaid all amounts outstanding under the VEBA Trust Note, including accrued and unpaid interest, totaling approximately U.S.$5.0 billion. The repayment was financed by Chrysler as follows:

•	New Senior Credit Facilities – a U.S.$250 million additional term loan under Chrysler’s existing tranche B term loan facility that matures on May 24, 2017 and a new U.S.$1.75 billion term loan credit facility (the “Term Loan Credit Facility”) that matures on December 31, 2018;

•	Secured Senior Notes due 2019 – issuance of an additional U.S.$1.375 billion aggregate principal amount of 8 percent secured senior notes due June 15, 2019, at an issue price of 108.25 percent of the aggregate principal amount; and

•	Secured Senior Notes due 2021 – issuance of an additional U.S.$1.380 billion aggregate principal amount of 8.25 percent secured senior notes due June 15, 2021 at an issue price of 110.50 percent of the aggregate principal amount.

•	On February 11, Moody’s Investors Service lowered Fiat S.p.A.’s Corporate Family Rating from ‘Ba3’ to ‘B1’ and consequently, in accordance with their methodology, ratings on the notes issued by Fiat Finance & Trade Ltd. S.A. and Fiat Finance North America Inc. were also lowered from ‘B1’ to ‘B2’.

•	On March 21, Fiat Finance and Trade Ltd S.A. issued €1 billion of notes under the GMTN Program. The notes, issued at an issue price of 100 percent of the principal amount, bear fixed rate of interest of 4.75 percent and mature in March 2021.

•	On March 31, shareholders of Fiat S.p.A. approved the 2013 Financial Statements and the motion for allocation of 2013 net result. On the same date, shareholders also approved the Compensation Policy, pursuant to Article 123-ter of Legislative Decree 58/98. Authorization was also renewed for the purchase and disposal of own shares, including through subsidiaries, and the previous authorization given on 9 April 2013 was revoked. The authorization provides for the purchase of a maximum number of shares not to exceed the legally established percentage of share capital or an aggregate value of €1.2 billion, inclusive of the €259 million in Fiat shares already held.

•	On April 19, Fiat Group Automobiles S.p.A., Chrysler Group International LLC and Guangzhou Automobile Group Co., Ltd. (GAC Group) announced an agreement to expand their joint venture partnership. Under the agreement, the joint venture, GAC Fiat, will begin localized production of three new Jeep vehicles for the Chinese market, expanding the portfolio of Jeep SUVs currently available to Chinese consumers as imports. Expansion of the cooperation and related projects has already been approved by the relevant government authorities. The joint venture will finalize localized production plans in the near term, which include the consideration of a Jeep model designed specifically for the Chinese market. Production is expected to begin by late 2015.

2014 Outlook

Full year guidance is confirmed as follows:

•	Revenues: ~€93 billion

•	Trading Profit: ~€3.6 to €4.0 billion

•	Net Income: ~€0.6 to €0.8 billion, with EPS to improve from ~€0.10 (ex-unusuals) to ~€0.44-€0.60. Includes increased deferred tax charge of ~€0.5 billion due to the recognition of net deferred tax assets at year-end 2013 related to Chrysler and excludes unusual items

•	Net Industrial Debt: €9.8 billion to €10.3 billion. Includes cash outflows for the January 21st, 2014 closing of the purchase of the remaining 41.5% minority stake in Chrysler Group LLC from the VEBA Trust (€2.7 billion), in addition to the impact of the retrospective adoption of IFRS 11, effective January 1st, 2014 (~€0.4 billion).

John Elkann Chairman	Sergio Marchionne Chief Executive Officer

*********

The manager responsible for preparing the Company’s financial reports, Richard Palmer, declares, pursuant to Article 154-bis (2) of Legislative Decree 58/98, that the accounting information contained in this press release corresponds to the results documented in the books, accounting and other records of the Company.

*********

This press release, and in particular the section entitled “2014 Outlook”, contains forward-looking statements. These statements are based on the Group’s current expectations and projections about future events and, by their nature, are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including: volatility and deterioration of capital and financial markets, including further worsening of the Eurozone sovereign debt crisis, changes in commodity prices, changes in general economic conditions, economic growth and other changes in business conditions, weather, floods, earthquakes or other natural disasters, changes in government regulation (in each case, in Italy or abroad), production difficulties, including capacity and supply constraints and many other risks and uncertainties, most of which are outside of the Group’s control.

The terms “Fiat”, “Fiat Group” or simply “Group” are used to identify Fiat S.p.A. together with its direct and indirect subsidiaries which include, beginning 1 June 2011, Chrysler Group LLC and its direct and indirect subsidiaries following the acquisition of control. Fiat and Chrysler will continue to manage financial matters, including funding and cash management, separately. Additionally, Fiat has not provided guarantees or security or undertaken any other similar commitment in relation to any financial obligation of Chrysler, nor does it have any commitment to provide funding to Chrysler in the future.

Turin, 6 May 2014

The Board of Directors met today at the headquarters of Chrysler Group LLC in Auburn Hills, Michigan.

Today, starting at about 10 p.m. CET (9 p.m. GMT, 4 p.m. EST) management will present the 2014 first quarter results to financial analysts and institutional investors in the course of the Investor Day. The presentation can be followed live and a recording will be available later on the Group’s website: www.fiatspa.com. The supporting document will be made available on the website prior to the presentation.

13

Interim Consolidated Income Statement

Unaudited

	For the three months ended March 31,
(€ million)	2014	2013(*)
Net revenues	22,125	19,707
Cost of sales	19,237	16,951
Selling, general and administrative costs	1,662	1,623
Research and development costs	626	488
Other income/(expenses)	22	(14)

Trading profit	622	631

Result from investments:	33	23
Share of the profit and (loss) of investees accounted for using the equity method	24	16
Other income and (expenses) from investments	9	7
Gains on the disposal of investments	8	2
Restructuring costs (income)	10	(2)
Other unusual income/(expenses)	(606)	(51)

EBIT	47	607

Net financial expenses	(493)	(443)

Profit/(loss) before taxes	(446)	164

Tax (income)/expenses	(127)	133

Profit/(loss) from continuing operations	(319)	31

Net profit/(loss) for the period	(319)	31

Net profit/(loss) for the period attributable to:
Owners of the parent	(335)	(83)
Non-controlling interests	16	114

(*)	Adjusted for the retrospective application of IFRS 11.

Translation of financial statements denominated in a currency other than the Euros

The principal exchange rates used to translate into Euros the financial statements prepared in currencies other than Euros were as follows:

	For the three months ended March 31, 2014	At March 31, 2014	At December 31, 2013	For the three months ended March 31, 2013	At March 31, 2013
U.S. Dollar	1.370	1.379	1.379	1.320	1.281
Brazilian Real	3.240	3.128	3.258	2.636	2.570
Chinese Renminbi	8.358	8.575	8.349	8.217	7.960
Serbian Dinar	115.720	115.385	114.642	111.731	111.958
Polish Zloty	4.184	4.172	4.154	4.156	4.180
Argentine Peso	10.407	11.033	8.988	6.615	6.556
Pound Sterling	0.828	0.828	0.834	0.851	0.846
Swiss Franc	1.224	1.219	1.228	1.228	1.220

Interim consolidated statement of financial position

Unaudited

(€ million)	At March 31, 2014	At December 31, 2013 (*)
Assets
Intangible assets	19,707	19,514
Goodwill and intangible assets with indefinite useful lives	12,443	12,440
Other intangible assets	7,264	7,074
Property, plant and equipment	23,303	23,233
Investments and other financial assets:	2,017	2,052
Investments accounted for using the equity method	1,354	1,388
Other investments and financial assets	663	664
Defined benefit plan assets	91	105
Deferred tax assets	3,260	2,903

Total Non-current assets	48,378	47,807

Inventories	11,116	10,278
Trade receivables	3,000	2,544
Receivables from financing activities	3,912	3,671
Current tax receivables	381	312
Other current assets	2,521	2,323
Current financial assets:	790	815
Current investments	36	35
Current securities	242	247
Other financial assets	512	533
Cash and cash equivalents	17,500	19,455

Total Current assets	39,220	39,398

Assets held for sale	1	9

Total Assets	87,599	87,214

Equity and liabilities
Equity:	9,789	12,584
Equity attributable to owners of the parent	9,462	8,326
Non-controlling interest	327	4,258
Provisions:	17,736	17,427
Employee benefits	8,294	8,326
Other provisions	9,442	9,101
Debt	31,439	30,283
Other financial liabilities	181	137
Trade payables	18,200	17,207
Current tax payables	246	314
Deferred tax liabilities	184	278
Other current liabilities	9,824	8,963
Liabilities held for sale	—	21

Total Equity and liabilities	87,599	87,214

(*)	Adjusted for the retrospective application of IFRS 11.

Interim Consolidated Statement of Cash Flows

Unaudited

	For the three months ended March 31,
(€ million)	2014	2013 (*)
Cash and cash equivalents at beginning of the period	19,455	17,666

Cash flows from/(used in) operating activities:
Net profit/(loss) for the period	(319)	31
Amortization and depreciation	1,168	1,066
Net (gains)/losses on disposal of tangible and intangible assets	2	(1)
Net (gains)/losses on disposal of investments	(8)	(2)
Other non-cash items	466	56
Dividends received	55	92
Change in provisions	384	(151)
Change in deferred taxes	(195)	(10)
Change in items due to buy-back commitments and GDP vehicles	53	(10)
Change in working capital	(210)	177

Total	1,396	1,248

Cash flows from/(used in) investing activities:
Investments in property, plant and equipment and intangible assets	(1,443)	(1,573)
Capital increases in joint ventures, associates and unconsolidated subsidiaries	(2)	(2)
Proceeds from the sale of tangible and intangible assets	17	8
Proceeds from disposal of other interests	7	2
Net change in receivables from financing activities	(211)	(260)
Change in current securities	9	40
Other changes	24	16

Total	(1,599)	(1,769)

Cash flows from/(used in) financing activities:
Issuance of bonds	3,011	1,250
Repayment of bonds	—	(1,000)
Issuance of other medium-term borrowings	1,840	512
Repayment of other medium-term borrowings	(3,892)	(406)
Net change in other financial payables and other financial assets/liabilities	107	207
Increase in share capital	1	—
Dividends paid	(627)	(1)
Acquisition of non-controlling interests	(2,109)	—

Total	(1,669)	562

Translation exchange differences	(83)	321

Total change in cash and cash equivalents	(1,955)	362

Cash and cash equivalents at end of the period	17,500	18,028

(*)	Adjusted for the retrospective application of IFRS 11. Cash and cash equivalents: +€9 million at beginning of the period, -€84 million at end of the period.